Exhibit 99.1

Kimberly Lubel Elected to Westlake Chemical Corporation Board of Directors

HOUSTON, May 15, 2020 – Westlake Chemical Corporation (NYSE: WLK) today announced that Ms. Kimberly S. Lubel has been elected to serve on the company’s board of directors as a new member. Ms. Lubel was elected to serve a three-year term at the company’s Annual Meeting of Stockholders, held today. Ms. Lubel is the former chairman, president and chief executive officer of CST Brands, Inc., and a former senior executive of Valero Energy Corporation.

Additionally, the corporation announced that Mr. Max L. Lukens, who has served on the board for 16 years, has retired effective today. As previously disclosed, Mr. Lukens had decided not to stand for re-election and to retire upon the completion of his term at today’s Annual Meeting. In March 2020, Mr. Lukens also retired from the board of directors of Westlake Chemical Partners GP LLC, the general partner of the affiliated master limited partnership, Westlake Chemical Partners LP, when Mr. G. Stephen Finley was appointed as his replacement.

“We are extremely grateful to Max for his exemplary leadership on both boards. He has served as a director of Westlake Chemical Corporation since we took the corporation public in 2004, and has served on the board of Westlake Chemical Partners GP LLC since it was formed in 2014,” stated James Chao, chairman of the boards of Westlake Chemical Corporation and Westlake Chemical Partners GP LLC. “We are pleased to welcome Kim to the Westlake Chemical Corporation board. We know that her diverse executive and board experience in the energy and retail industries will add considerable value to the corporation.”

Ms. Lubel served as the chairman, president, and chief executive officer of CST Brands, Inc. from its spin-off from Valero Energy Corporation in 2013 until CST’s acquisition by Alimentation Couche-Tard Inc. in June 2017. From October 2008 through December 2012, Ms. Lubel served as Valero’s executive vice president and general counsel, with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability, and project execution departments. Ms. Lubel joined Valero in 1997. Ms. Lubel has served on the board of directors of WPX Energy, Inc. since December 2011 and PBF Energy Inc. since August 2017. Ms. Lubel holds a bachelor of arts degree in Spanish and international studies from Miami University (Ohio), a master of arts degree in international relations from Baylor University, and a juris doctor degree from the University of Texas School of Law. She is also a graduate of the Executive Program at Stanford University.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods to building and construction products. For more information, visit the company’s web site at www.westlake.com.

Contacts:

Media Relations, Ben Ederington, 713-585-2900

or

Investor Relations, Steve Bender, 713-585-2900